Exhibit 2.4

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of May 18, 2020, is entered into by and between:

(1)    Revance Therapeutics, Inc. (“Lender”); and

(2)    Hint, Inc. (“Borrower”).

In consideration of the covenants, conditions and agreements set forth herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1    “Advance” shall have the meaning given in Section 2.1(a) of this Agreement.

1.2    “Agreement” shall have the meaning set forth in the opening paragraph of this document.

1.3    “Business Day” shall mean any day on which commercial banks are not authorized or required to close in the State of California.

1.4    “Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction event or series of related transactions or events that, individually or in the aggregate, result in: (a) the holders of Borrower’s equity interests who were holders of equity interest as of the date hereof, ceasing to own at least fifty-one percent (51%) of the voting stock of Borrower; (b) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a sufficient number of equity interests of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the members of the board of directors of Borrower, who did not have such power before such transaction; or (c) the transfer of all or substantially all assets of Borrower.

1.5    “Default” shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both would become an Event of Default.

1.6    “Event of Default” shall have the meaning given to that term in Section 7.1.

1.7    “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

1.8    “Loan Documents” shall mean this Agreement.

1.9    “Maturity Date” shall mean September 6, 2026, provided that if the Senior Debt is prepaid or converted into shares of the Company’s capital stock in full prior to March 5, 2026, then the Maturity Date shall be the later of (i) one (1) year following the termination of the Merger Agreement, and (ii) the date the Senior Debt is prepaid or converted in full.

1.10     “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Lender, Heart Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lender, Borrower and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ Representative

1.11    “Obligations” shall mean and include all Advances, debts, liabilities, and financial obligations, owed by Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of any of the Loan Documents, including, without limitation, all interest, fees, charges, expenses, reasonable attorneys’ fees (and expenses) and accountants’ fees (and expenses) chargeable to Borrower or payable by Borrower hereunder or thereunder.

1.12    “Permitted Liens” means (a) liens for taxes not yet delinquent or liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; (c) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and other liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds, obligations to landlords, lessors or renters under leases or rental agreements and other similar obligations, incurred in the ordinary course of business; (d) liens securing the Senior Debt; (e) liens upon any equipment acquired or held by Borrower or any of its subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, so long as such lien extends only to the equipment financed, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; (f) liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (g) liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, (h) liens which constitute rights of setoff of a customary nature or banker’s liens, whether arising by law or by contract and liens in favor of other financial institutions arising in connection with deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like; (i) liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; (j) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property, (k) non-exclusive licenses or sublicenses granted to end-users of Borrower’s products in the ordinary course of business, and (l) other liens constituting “Permitted Liens” as defined in the Merger Agreement.

1.13    “Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

1.14    “Senior Debt” shall mean the indebtedness of Borrower pursuant to the Senior Loan Agreement.

1.15    “Senior Lender” shall mean the holder of Senior Debt, from time to time.

1.16    “Senior Loan Agreement” shall mean that certain Term Loan Agreement, dated as of March 5, 2019, by and among Allergan, Inc. and Borrower, as amended, restated, supplemented or otherwise modified from time to time.

ARTICLE 2

ADVANCES AND TERMS OF PAYMENT

2.1    Advances.

(a)    Availability. Subject to the terms and conditions of this Agreement, Lender shall advance to Borrower advances (the “Advances”) in the amounts set forth on Schedule I hereto. Each Advance shall be available upon prior written request by Borrower to Lender in accordance with Section 2.2, but not earlier than the date set forth on Schedule I opposite such Advance. The last Advance shall be made no later than the End Date (as defined in the Merger Agreement), including any extensions thereof. Once repaid, the Advances may not be reborrowed.

(b)    Maturity; Repayment. The Advances shall mature on the Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations hereunder shall be immediately due and payable. Borrower shall have the right, upon not less than thirty (30) days’ prior written notice to Lender (which may be waived by Lender), to repay any outstanding Advances without any prepayment premium or fee.

2.2    Procedure for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon ten (10) Business Day’s prior written notice. All Advances shall be made in United States Dollars and shall be made in same day or immediately available funds.

2.3    Payment of Interest on the Advances.

(a)    Computation of Interest. Interest on the Advances shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Advance, the date of the making of such Advance shall be included and the date of payment shall be excluded; provided, however, that if any Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Advance.

(b)    Advances. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate of 1.5% per annum. Prior to any termination of the Merger Agreement, accrued interest will be added to the principal amount of the Advances on the last day of each calendar quarter. In the event of a termination of the Merger Agreement but subject to Article 6, following such termination, beginning on the last day of such month interest on each Advance shall be paid monthly in arrears. Subject to Article 6, all accrued but unpaid interest on the Advances shall be due and payable on the Maturity Date.

2.4    Payments; Application of Payments. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in United States Dollars, without setoff or counterclaim, before 3:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 3:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. Any payments hereunder (including any prepayment of any Advance pursuant to this Agreement) shall be applied first to payment of accrued interest and second to repayment of the then-outstanding principal amount of Advances. Notwithstanding the foregoing, in the event of a Change of Control pursuant to the Merger Agreement, the Obligations shall be applied in accordance with the Merger Agreement.

2.5    Loan Forgiveness; Merger Agreement Termination. If the Merger Agreement is terminated due to a willful and material breach by Lender, then the outstanding Advances shall be deemed forgiven in full on the date that is three (3) months following the date of such termination, subject to the following conditions:

(a)    No Change of Control shall have occurred on or prior to such date; and

(b)    Borrower shall have complied with the requirements of this Agreement and Section 5.2 of the Merger Agreement.

2.6    Use of Proceeds. Borrower shall use the proceeds of the Advances for its general corporate purposes in compliance with the Merger Agreement, including Article 4 thereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BORROWER

To induce Lender to enter into this Agreement and to make Advances hereunder, Borrower represents and warrants to Lender as of the date of this Agreement and as of the date of each Advance as follows:

3.1    Due Incorporation, Qualification, etc. Borrower is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

3.2    Authority. The execution, delivery and performance by Borrower of each Loan Document to be executed by Borrower and the consummation of the transactions contemplated thereby (i) are within the power of Borrower and (ii) have been duly authorized by all necessary actions on the part of Borrower.

3.3    Enforceability. Each Loan Document executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, or will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

ARTICLE 4

CONDITIONS TO MAKING ADVANCES

Lender’s obligation to make the initial Advance and each subsequent Advance is subject to the prior satisfaction or waiver of all the conditions set forth in this Article 4.

4.1    Principal Loan Documents. Borrower shall have duly executed and delivered to Lender this Agreement.

4.2    Representations and Warranties Correct. The representations and warranties made by Borrower in Article 3 hereof shall be true and correct as of the date on which each Advance is made and after giving effect to the making of the Advance. The submission by Borrower to Lender of a request for an Advance shall be deemed to be a certification by the Borrower that as of the date of borrowing, the representations and warranties made by Borrower in Article 3 hereof are true and correct.

4.3    No Event of Default or Default. No Event of Default or Default has occurred or is continuing.

ARTICLE 5

COVENANTS

5.1    Indebtedness. Borrower shall not incur additional indebtedness for borrowed money unless the terms of such indebtedness provide that (i) there shall be no repayment of principal of such indebtedness on a date earlier than six months after the Maturity Date and (ii) that such indebtedness shall be subordinated to the Obligations hereunder on the terms set forth on Schedule II. Borrower shall not amend or otherwise modify the terms of the Senior Debt to extend the maturity date thereof, increase the principal amount or availability or to increase interest, fees or other payments due in respect thereof, provided the foregoing shall not operate to restrict changes in the applicable rate due to changes in the underlying reference rate.

5.2    Liens. Borrower shall not grant, incur or allow to exist any lien or security interest on or in any of its property except for Permitted Liens.

5.3    Subsidiaries. Borrower shall cause any entity that is, on the date hereof, or thereafter becomes a guarantor with respect to the Senior Debt to enter into a guaranty with respect to the Obligations on substantially the same terms as the guaranty provided by such entity with respect to the Senior Debt, except that such guaranty shall be on an unsecured basis. Notwithstanding the foregoing, HintAesthetics Inc. shall not be required to guaranty the Obligations so long as either it does not conduct any material operations or own any material assets.

5.4    Restricted Payments. Borrower may not make any investments in, or loans, payments, assignments or contributions to any of its subsidiaries (whether in cash, securities or other property), except for investments in, or loans, payments, assignments or contributions (i) to any subsidiary that is a guarantor with respect to the Obligations, or (ii) to subsidiaries that are not guarantors with respect to the Obligations, provided that the amount thereof shall not exceed $500,000 in the aggregate in any calendar year and $1,000,000 in the aggregate during the term of this Agreement.

ARTICLE 6

SUBORDINATION

6.1    Subordination. The Obligations are hereby subordinated to the Senior Debt on the terms set forth on Schedule II. The holder of the Senior Debt is an intended third party beneficiary of such subordination and shall be permitted to rely on such terms.

ARTICLE 7

EVENTS OF DEFAULT

7.1    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)    Failure to Pay. Borrower fails to make any payment of principal or interest on any Advance when due and payable and such failure to pay has not been cured within five (5) Business Days.

(b)    Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Lender in writing in the Loan Documents shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(c)    Breach of Covenants. A breach of any covenant in Article 5, or a breach of the Merger Agreement pursuant to which Parent has the right to terminate the Merger Agreement pursuant to Section 10.1(d) (including following the cure period provided therein, if applicable).

(d)    Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidation or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term is defined in 11 U.S.C. § 101 (32), as amended from time to time), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing.

(e)    Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) calendar days of commencement.

(f)    Cross-Defaults. Following the termination of the Merger Agreement, Borrower or any of its subsidiaries shall default under any other agreement, bond, debenture, note or other evidence of indebtedness for money borrowed, under any guaranty or under any mortgage, or indenture pursuant to which there shall be issued or by which there shall be secured or evidenced any indebtedness for money borrowed by Borrower or any of its subsidiaries, whether such indebtedness now exists or shall hereafter be created.

(g)    Cross-Acceleration. Following the termination of the Merger Agreement, a counterparty to Borrower under any other agreement, bond, debenture, note or other evidence of indebtedness for money borrowed, under any guaranty or under any mortgage, or indenture pursuant to which there shall be issued or by which there shall be secured or evidenced any indebtedness for money borrowed by Borrower or any of its subsidiaries, whether such indebtedness now exists or shall hereafter be created, exercises any right to accelerate the repayment of such indebtedness.

(h)    Change of Control. Other than as permitted pursuant to the Merger Agreement, Borrower or any of its subsidiaries shall undergo a Change of Control.

7.2    Rights of Lender upon Default.

(a)    Acceleration. Upon the occurrence or existence of any Event of Default described in Sections 7.1(d), (e), (g) or (h), automatically and without notice or, at the option of Lender, upon the occurrence of any other Event of Default, all outstanding Obligations payable by Borrower hereunder shall become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding.

(b)    Cumulative Rights, etc. The rights, powers and remedies of Lender under this Agreement shall be in addition to all rights, powers and remedies given to Lender pursuant to this Agreement and by virtue of any applicable law, rule or regulation of any Governmental Authority, any transaction contemplated thereby or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Lender’s rights hereunder.

ARTICLE 8

MISCELLANEOUS

8.1    Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Lender or Borrower under this Agreement or the other Loan Documents shall be in writing and emailed, mailed or delivered to each party at its email or address set forth below (or to such other email or address for any party as indicated in any notice given by that party to the other party). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the Business Day following the deposit with such service; (b) when mailed by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when emailed, upon confirmation of receipt; provided, however, that any notice delivered to Lender under Article 2 shall not be effective until received by Lender.

Lender:

Revance Therapeutics, Inc.

7555 Gateway Blvd.

Newark, CA 94560

Attention: Dwight Moxie

Email: dmoxie@revance.com

with a copy (that shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Gordon Ho

Email: gho@cooley.com

Borrower:

Hint, Inc.

7901 Stoneridge Drive, Suite 150

Pleasanton, CA 94588

Attention: Donna Meyer

Email: donna@hintmd.com

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Telephone: 650-565-3564

Attention: Philip Oettinger

Email: poettinger@wsgr.com

8.2    Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Loan Document may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and Lender. No failure or delay by Lender in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. A waiver or consent given hereunder shall be effective only if in writing and in the specific instance and for the specific purpose for which given.

8.3    Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and permitted assigns, except that Borrower may not assign or transfer (and any such attempted assignment or transfer shall be void) any of its rights or obligations under any Loan Document without the prior written consent of Lender.

8.4    Withholding.

(a)    Any and all payments by or on account of any obligation of Borrower under this Agreement or any Loan Document shall be made without deduction or withholding for any taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any tax from any such payment, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law and shall increase the sum payable as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender, or the assignee of Lender’s rights hereunder, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Lender, or any assignee of Lender’s rights hereunder if applicable, shall upon reasonable request of Borrower furnish to Borrower IRS Form W-9, IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate version of IRS Form W-8), as applicable, and such other tax forms and information that it is legally permitted to provide to Borrower as necessary for tax reporting or withholding requirements of Borrower.

(b)    Notwithstanding anything to the contrary in Section 8.4(a), if Lender assigns or transfers any of its rights or obligations under this Agreement and such assignment or transfer increases the amount of any tax required by applicable law to be deducted and withheld from any payment under this Agreement or any Loan Document, such assignee or transferee shall only be entitled to such amounts under Section 8.4(a) as Lender would have been entitled to had such assignment or transfer not occurred.

8.5    Set-off. In addition to any rights and remedies of Lender provided by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of a Default or an Event of Default, to set-off and apply against any indebtedness, whether matured or unmatured, of Borrower to Lender (including, without limitation, the Obligations), any amount owing from Lender to Borrower. The aforesaid right of set-off may be exercised by Lender against Borrower or against any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Lender prior to the occurrence of a Default or an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

8.6    No Third Party Rights. Except for Senior Lender’s rights to rely on the terms of subordination set forth on Schedule II, nothing expressed in or to be implied from this Agreement or any other Loan Document is intended to give, or shall be construed to give, any Person, other than the parties hereto and thereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any other Loan Document.

8.7    Partial Invalidity. If at any time any provision of this Agreement or any of the Loan Documents is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement or such other Loan Documents, nor the legality, validity or enforceability of such provision under the law of any other jurisdiction, shall in any way be affected or impaired thereby.

8.8    Governing Law. This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

8.9    Forum. The parties agree and consent to personal jurisdiction and service and venue in any federal or state court within the County of Alameda, California for the purposes of any action, suit or proceeding arising out of or relating to this letter agreement.

8.10    Construction. Each of this Agreement and the other Loan Documents is the result of negotiations among, and has been reviewed by, Borrower, Lender and their respective counsel. Accordingly, this Agreement and the other Loan Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.

8.11    Entire Agreement. This Agreement and the other Loan Documents, taken together, constitute and contain the entire agreement of Borrower and Lender with respect to the subject matter hereby and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

8.12    Registered Form. Borrower shall maintain a register for the recordation of the names and addresses of Lender and any assignee of any of Lender’s rights and obligations under this Agreement or any Loan Document (the “Register”). Upon written notice of any assignment of a Lender’s rights hereunder or under any Loan Document, Borrower shall promptly record such transfer in the Register, including the name(s) and address(es) of the transferee(s) as provided by the Lender. No transfer shall be effective unless and until such transfer has been so registered. The entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by Borrower, Lender and any applicable assignee of Lender’s rights, at any reasonable time and from time to time upon reasonable prior notice.

[The reminder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BORROWER:

HINT, INC.

By: /s/ Aubrey Rankin
Name: Aubrey Rankin
Title: Chief Executive Officer

LENDER:

REVANCE THERAPEUTICS, INC.

By: /s/ Tobin C. Schilke
Name: Tobin C. Schilke
Title: Chief Financial Officer

[SIGNATURE PAGE TO LOAN AGREEMENT]

SCHEDULE I

ADVANCES

ADVANCE DATE	ADVANCE AMOUNT
July 10, 2020	$3,650,055
August 15, 2020	$4,016,841
October 15, 2020	$3,124,863
December 15, 2020	$3,600,000

SCHEDULE II

SUBORDINATION TERMS

(a)    Borrower shall not repay (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) any principal in respect of the Obligations, whether in cash, securities or property unless and until all Senior Debt has been indefeasibly paid in full in cash to the holder of such Senior Debt.

(b)    During the continuance of any Default or Event of Default under the Senior Debt, Borrower shall not make any interest payments in respect of the Obligations.

(c)    Upon any distribution of the assets of Borrower or upon any payment or distribution of the assets of Borrower to creditors upon a total or partial liquidation or a total or partial dissolution of Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Borrower or its property:

I.

The holder(s) of Senior Debt shall be entitled to receive payment in full in cash of the Senior Debt before Lender shall be entitled to receive any payment of principal of or interest in respect of the Obligations; and

II.

Until the Senior Debt is paid in full in cash, any payment or distribution to which the Lender would be entitled to in respect of the Obligations but for the subordination terms set forth in this Schedule II shall be made to Senior Lender.

(d)    Lender shall not commence, or join with any other creditor in commencing, any bankruptcy, reorganization or insolvency proceedings with respect to Borrower unless the holder of the Senior Debt shall also join in bringing such proceeding (provided, however, that the Lender shall be entitled to file a proof of claim in any such proceeding so long as such proof of claim shall state that any right to payment is subordinated to the extent and in the manner set forth in this Agreement). Any distribution of assets of, or payments by, Borrower of any kind or character, whether in cash, property or securities, to which the Lender would be entitled except for the provisions of this Agreement shall be paid or delivered by the person making such distribution or payment, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to Senior Lender, ratably according to the aggregate amounts remaining unpaid on account of the Senior Debt, to the extent necessary to make payment in full of the Senior Debt remaining unpaid after giving effect to any concurrent payment or distribution (or provisions therefor) to Senior Lender.

(e)    If, (i) any Senior Debt is declared due and payable prior to its stated maturity by reason of the occurrence of an event of default, and such acceleration is not rescinded, or (ii) any default or event of default with respect to any Senior Debt occurs and such default or event of default is not cured or waived, then all principal of and interest on such Senior Debt which is due and payable (whether by acceleration or otherwise) shall first be paid in full and all commitments to extend such Senior Debt shall be terminated before any payment on account of principal or interest is made to the Lender and before the Lender shall demand, accept or receive or attempt to collect or commence any legal proceedings to collect any such payment or take any action to accelerate the Obligations, and to that end, so long as such acceleration or default continues and until such Senior Debt shall have been paid in full or otherwise discharged, Senior Lender shall be entitled to receive, subject to the further provisions of clause (f) below, whether from the Lender or otherwise, for application in payment of such Senior Debt any payment or distribution of any kind or character, whether in cash, securities or other property, which is paid or delivered or which may be payable or deliverable on or with respect to such Obligations after the occurrence of such acceleration or default, and the Lender shall, subject to the further provisions of clause (f) below, hold any such payments or distributions made to the Lender in respect of the Obligations in trust for Senior Lender.

(f)    In the event that any payment by, or on behalf of, or distribution of the assets of, Borrower in respect of the Obligations of any kind or character, whether in cash, property or securities, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be received by or on behalf of the Lender at a time when such payment is prohibited by the provisions of this Agreement, such payment or distribution shall be held by Lender in trust (segregated from other property of the Lender) for the benefit of Senior Lender, and shall forthwith be paid over directly to Senior Lender, ratably according to the aggregate amounts remaining unpaid on account of the Senior Debt, to the extent necessary to make payment in full of all Senior Debt remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) by Borrower to Senior Lender.

(g)    The Lender, (i) if and so long as payment is prohibited by this Agreement, irrevocably authorizes and empowers (but without imposing any obligation on, or any duty to the Lender from) Senior Lender, to demand, sue for, collect, receive and acknowledge receipt of Senior Lender’s ratable share of payments and distributions to the extent such payments and distributions are required to be paid or delivered to Senior Lender as provided in this Agreement, and to file and prove all claims therefor and take all such other actions (including the exclusive right to vote, file and prove claims in connection with any bankruptcy, insolvency, receivership or similar proceeding, including the right to vote such claims in connection with any election of trustees, acceptances of plans or otherwise) in the name of the Lender, or otherwise, as Senior Lender may determine to be necessary or appropriate and (ii) agrees to execute and to deliver to Senior Lender all such further instruments confirming the authorization hereinabove set forth, and all powers of attorney, proxies, proofs of claim, assignments of claim and other instruments, and to take all such other actions, as may be requested by Senior Lender in connection therewith.

(h)    The Lender agrees that, in the event that all or any part of any payment made on account of the Senior Debt is recovered from Senior Lender as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by the Lender in respect of the Obligations at any time after the date of the payment so recovered, shall be deemed to have been received by the Lender in trust as the property of Senior Lender, and the Lender shall forthwith deliver the same to Senior Lender for application to payment of all Senior Debt in full.